UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 15th, 2008

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 15, 2008, King’s Road Entertainment, Inc. (the “Company”) repurchased 500,000 shares (the “DeFrank Shares”) of its common stock from its former president and director H. Martin DeFrank (“DeFrank”) and 300,000 shares (the “Burnley Shares”) of its common stock from John Burnley (“Burnley”). The purchase price of the DeFrank Shares was $0.12 per share, making the aggregate purchase price for the DeFrank Shares $60,000. The purchase price of the Burnley Shares was $0.08 per share, making the aggregate purchase price for the Burnley Shares $24,000. Collectively, the total amount paid by the Company for both the DeFrank Shares and the Burnley Shares was $84,000.

The Company repurchased the DeFrank Shares and the Burnley Shares as part of a settlement among the Company, its President Philip Holmes (“Holmes”), DeFrank, Sloane Squared Ltd., an entity purportedly owned or controlled by DeFrank (“Sloane”), and Burnley. In addition to the Company’s repurchase of the DeFrank Shares and the Burnley Shares, the settlement contemplates (i) the dismissal with prejudice by the Company of the complaint filed by the Company in the matter of King’s Road Entertainment, Inc. vs. H. Martin DeFrank, Sloane Squared Ltd., et. al.; (ii) the dismissal with prejudice by the Company and Holmes of the complaint filed by the Company, Holmes and George Moseman, a former officer and director of the Company (“Moseman”) in the matter of King’s Road Entertainment, Inc. v. H. Martin DeFrank, John Burnley, et al.; (iii) the dismissal with prejudice by DeFrank of the cross-complaint filed against the Company, Holmes and Brad Hoffman in the matter of DeFrank vs. King’s Road Entertainment, Inc. and Certain Directors and the dismissal by DeFrank without prejudice of the cross-complaint filed against Moseman in such matter; (iv) the dismissal with prejudice by Burnley of his complaint against the Company, Holmes and all other parties other than Moseman in the matter of John Burnley vs. King’s Road Entertainment, Inc., George Moseman and Phil Holmes, et. al. and the dismissal by Burnley of his complaint in such matter against Moseman without prejudice; (v) the release by the Company and Holmes of any claims (other than any claims created by the settlement) against DeFrank, Sloane, Burnley and their respective affiliates; (vi) the release by DeFrank, Sloane, Burnley and their respective affiliates of any claims (other than any claims created by the settlement) against the Company, Holmes and the Company’s current and former officers, directors and shareholders other than Moseman; and (vii) DeFrank and Sloane agreeing to pay the Company fifty percent (50%) of all compensation and proceeds received by DeFrank or Sloane under the “All of Me”/Producer Agreement, dated April 23, 2004, by and among Sloane, DeFrank, Katja Motion Picture Corp., Eclectic Filmworks, Inc. and Ira Posnansky.

In addition, as part of the settlement, DeFrank acknowledged that the common law trademark of the name Kings Road Entertainment is owned exclusively by the Company. DeFrank further agreed to refrain from any use of the name “Kings Road,” “Kings Road Entertainment,” “KREN,” “Kingsroadscreen,” “Kingsroadmedia,” or any derivations, acronym or words or abbreviations of similar import, in any way or context, including but not limited to email addresses. DeFrank also agreed to refrain from associating himself with the production of any of Kings Road movie assets except for the New Line/Katja remake project of “All of Me.”

The entire settlement was conditioned on the closing of the Company’s repurchase of both of the DeFrank Shares and the Burnley Shares. The closing was completed on July 15, 2008 when the Company’s transfer agent canceled the certificates that had been held by DeFrank and Burnley representing the DeFrank Shares and the Burnley Shares, respectively.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement and Mutual General Release, effective as of June 25, 2008, by and among, King’s Road Entertainment, Inc., Philip Holmes, H. Martin Defrank, Sloan Squared Ltd. And John Burnley.

10.2	Stock Purchase Agreement, entered into as of June 25, 2008, by and between H. Martin DeFrank and King’s Road Entertainment, Inc.

10.3	Stock Purchase Agreement, entered into as of June 25, 2008, by and between John Burnley and King’s Road Entertainment, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: July 18th 2008	By:	/s/ Philip Holmes
Philip Holmes, President/CEO